AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made and entered into as of March __ 2006 (“Effective Date”) by and among Wintegra, Ltd. a company Incorporated under the laws of the State of Israel, with its principal offices at Ra'anana, Israel (the “Company”), and Yoram Yeivin, residing at _____________ (the “Executive”).

WHEREAS, the Company and the Executive previously executed an Employment Agreement dated February 21, 2000 which was amended in April 2005 (the "Employment Agreement")

WHEREAS, the Company and the Executive desire to amend certain of the terms of the employment of Executive

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby specifically acknowledged, the parties hereto agree as follows:

1. Prior Notice.
The parties wish to amend Section 3.1(a) of the Employment Agreement in its entirety as follows:

"Section 3.1 The Agreement and the Executive's employment may be terminated as hereafter provided:
(a) Each party is entitled to terminate this Agreement at any time, at the option of either party, upon 90 days' prior written notice ("Prior Notice")."

2. Severance
Without derogation of Section 1 and the severance payments due to Executive under applicable law, upon termination of employment from the Company for any reason, Executive shall receive payment of the amounts set forth below in consideration of Executive's undertaking not to compete with the Company.

2.1
Change of Control Severance. If within twelve (12) months of a Change of Control of Wintegra Inc. (the "Parent Company"), the Company terminates Executive’s employment with the Company for reasons other than Cause, death, or Disability or Executive resigns from his employment with the Company due to a Constructive Termination, Executive will be entitled to receive:

(a)
Continuing payments of severance pay (less applicable tax withholding) of Salary as then in effect, for a period of six (6) months from the Termination Date, payable in accordance with the Company’s normal payroll policies;

(b)	Vesting as of the Termination Date of fifty percent (50%) of all unvested options granted to Executive; and

(c)	Extension of the exercise period enabling Executive to exercise his options through the first anniversary of the Termination Date.

3. Definitions.
(a)	Cause. For purposes of this Amendment, “Cause” is defined as:

i.	an act of dishonesty made by Executive in connection with Executive's responsibilities as an Executive;

ii.	Executive's conviction of, or plea of nolo contendere to, a felony;

iii.	Executive's gross misconduct; or

iv.
Executive's continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties.

(b)	Change of Control. For purposes of this Agreement, “Change of Control” is defined as:

i.
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Parent Company representing fifty percent (50%) or more of the total voting power represented by the Parent Company's then outstanding voting securities;

ii.
a change in the composition of the Board of Directors of the Parent Company occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Parent Company as of the date of the consummation of the Parent Company's public offering, or (B) are elected, or nominated for election, to the Board of Directors of the Parent Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Parent Company);

iii.
the date of the consummation of a merger or consolidation of the Parent Company with any other corporation that has been approved by the stockholders of the Parent Company, other than a merger or consolidation which would result in the voting securities of the Parent Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Parent Company, or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Parent Company approve a plan of complete liquidation of the Parent Company; or

iv.	the date of the consummation of the sale or disposition by the Parent Company of all or substantially all the Parent Company's assets.

(c)
Constructive Termination. “Constructive Termination” means Executive’s resignation from his employment within ninety (90) days, plus any applicable thirty (30) day cure period, following the occurrence of any of the following without Executive’s consent:

i.
a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Parent Company being acquired and made part of a larger entity will not constitute a “Constructive Termination”; or

ii.
a reduction of more than ten percent (10%) by the Company of Executive’s Salary as in effect either on the Effective Date or immediately prior to such reduction (other than as part of an overall reduction applicable to similarly situated senior executives of the Company or its successor).

(d)
In each case, prior to Executive being permitted to resign from his employment due to a “Constructive Termination”, the Company will have thirty (30) days to cure any such alleged breach, assignment, reduction or requirement, after Executive provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

(e)
Disability. “Disability” means that Executive is determined by the Company to be disabled under the provisions of the Disability Insurance, and Executive has received long-term disability benefits for a period of at least three (3) months under such plan.

(f)
Termination Date. Subject to the requirements of Section 1 of this Amendment, “Termination Date” means the effective date of any notice of termination of employment delivered by one party to the other.

4 Conditions to Receive Severance Package. The severance payments described in this Amendment will be provided to Executive only if Executive executes and delivers to the Company, and does not revoke, a general release of claims in a form acceptable to the Company.

5. Employment Agreement. The rights described in this Amendment are in addition to any rights granted to Executive in the Employment Agreement. All terms and conditions of the Employment Agreement that are not specifically amended by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment, as of the day and year first above written.

/s/ Yoram Yeivin
WINTEGRA LTD.	YORAM YEIVIN
By:______________

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of February 21, 2000 by and among Wintegra Ltd., a private company incorporated under the laws of the State of Israel, with its principal offices at Ra'anana, Israel (the "Company"), and Yoram Yeivin, residing at Hod Hasharon, Israel (the "Executive").

WHEREAS, the Company desires to employ and secure for itself the services of the Executive upon the terms and subject to the conditions specified herein, and

WHEREAS, the Executive desires to accept employment with the Company upon the terms and subject to the conditions specified herein, and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby specifically acknowledged, the parties hereto agree as follows:

1.  Employment. The Company hereby employs the Executive in the capacity of Vice President ("VP") of the Company upon the terms and subject to the conditions set forth below. The Executive hereby accepts employment with the Company upon the terms and subject to the conditions set forth below. This agreement is personal and shall not invoke the provisions of any collective bargaining agreement or arrangement or extension orders, whether presently existing or shall exist in the future, except and only to the extent so mandated by law.

2.  Duties. (a) The Executive agrees to devote his full business time, attention, best efforts and ability to the affairs of the Company. He shall report to the Chief Executive of the Company and shall be subject to the direction and control of the Board of Directors. The Executive shall have primary responsibility for operating and managing the ____________ of the Company and such other duties as may be assigned to the Executive from time to time by the Chief Executive of the Company or the Board of Directors.

(b)  The Executive acknowledges that his capacity as VP is a fiduciary position and requires a special degree of trust, his duties and responsibilities may entail irregular work hours and extensive traveling, for which he is adequately rewarded by the compensations provided for in this Agreement, and that accordingly the provisions of the Work Hours and Rest Law, 1951 will not apply to his employment with the Company.

(c)  When the Executive performs services for the Company, the Executive shall be, at all times, an employee of the Company. While performing services for the Company, the Executive shall not engage in any activities that, in the Company's opinion, may interfere or conflict with the proper discharge of his duties.

(d)  The Executive shall not be entitled to engage in any other business activity, unless the Board of Directors has approved in advance such engagement.

3.  Term and Termination. The term of this Agreement shall be effective as of 21/2/2000 ("Effective Date") and shall continue in full force and effect until terminated pursuant to the terms hereof.

3.1  The Agreement and the Executive's employment may be terminated as hereafter provide:

(a)  at any time at the option of either party upon sixty (60) days prior written notice ("Prior Notice'');

(b)  in the event of the inability of the Executive to perform his duties hereunder, whether by reason of injury (mental or physical), illness or otherwise, incapacitating the Executive for a continuous period exceeding 60 days or non-consecutive -60 days in any six month period

(c)  for cause. For purposes of this Agreement, an event or occurrence constituting "cause" includes but is not limited to:

(i)  The Executive's omission or refusal to perform any of his duties or to perform specific directives of the President or the Board of Directors as designate from time to time to direct the Executive in the execution of his duties and responsibilities hereunder;

(ii)  Dishonesty of the Executive affecting the Company as decided by the Company in its sole and absolute discretion;

(iii)  a serious breach of trust including theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company, all in the sole and absolute discretion of the Company.

(iv)  The Executive's conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation. The conviction may or may not relate to the Company;

(iv)  Any gross negligence or bad-faith conduct of the Executive resulting in material loss to the Company or any of its affiliated companies or material damage to the reputation of the Company or any of its subsidiaries; and

(v)  Any material breach of this Agreement.

3.2  In the event of a termination of this Agreement according to section 3.1 (a) pursuant to a Prior Notice the Executive shall continue to render services to the Company during the Prior Notice period. Nevertheless, the Company shall have the right not to take advantage of the full Prior Notice period and may terminate the employment at any time during the Prior Notice period. In the event of such termination, the Company shall pay the Executive his salary and benefits through the remainder of the Prior Notice period.

For the avoidance of any doubt, it is hereby expressed that the Company reserves the right not to take advantage of the full Prior Notice period in both the event the notice of termination of employment was delivered by it or in the event that it was delivered by the Executive, and such a case shall not constitute a dismissal of employment by the Company.

3.3  Notwithstanding the foregoing, the Company may terminate the employment without a Prior written notice, or paying salary for the Prior Notice period in the event of termination under the circumstances specified in sections ________ and 3.1(c)

3.4  In the event of termination by the Company under the circumstances specified in sections 3.1(a) and 3.1(b) the Company shall pay severance payment to which the Executive shall be entitled pursuant to the Severance Payment Law, 1963 ("Severance Payment") less any amounts received by the Executive from his Managers' Insurance on account of severance payment (all such payments shall be less deductions for all applicable taxes and withholdings under any relevant laws), and, the Executive shall be entitled to exercise all those share options which have vested prior to the Prior Notice period and during the Prior Notice period. The Company shall have no further obligation to make any salary payments or provide any benefits to the Executive, except as required by applicable law.

3.5  In the event of resignation under section 3.1(a) the Executive is entitled to the release of the Manager's Insurance Fund to his possession, and the Executive shall be entitled to exercise all those share options which have vested prior to the Prior Notice resignation. The Company shall have no further obligation to make any salary payments or provide any benefits to the Executive, except as required by applicable law.

3.6  In the event of resignation, for any reason, without the delivery of a prior written notice, the Company is entitled to deduct from any debt which it owes the Executive an amount equal to the salary that would have been due to the Executive for the Prior Notice period during which he should have worked pursuant hereto, had he worked.

3.7  In the event of termination under section 3.1(c) the Executive shall not be entitle to severance payment or Prior Notice.

3.8  The Executive undertakes that immediately upon the termination of his employment with the Company, for any reason, he shall act as follows:

3.8.1  he shall deliver and/or return to the Company all the documents, diskettes or other magnetic media, letters, notes, reports and other papers in his possession and relating to his employment with the Company, as well as any equipment and/or other property belonging to the Company which was placed at his disposal, including any company car, telephone instrument, employee's badge or other equipment;

3.8.2  he shall delete any information relating to the Company or its business from his personal computer, if any (this act should be coordinated with the Company);

3.8.3  he shall coordinate his resignation with his supervisors, including the orderly handing over of his position according to the timetable determined by the Chief Executive, and he shall hand over in an orderly fashion and in accordance with the Company procedures his position, the documents and all the other matters dealt with by him to whomever the Company instructs, and all to the satisfaction of the Company.

4.  SALARY.

4.1  As compensation for services rendered hereunder, the Company shall pay the Executive a gross monthly salary of 38,600 New Israeli Shekels (hereinafter the "Salary").

4.2  For the avoidance of any doubt, it is expressed that the aforementioned Salary constitutes the overall consideration for the Executive work and in view of his position and status he shall not be entitled to any additional consideration, of any form, for his work during overtime hours and on weekends or holidays, insofar as required of him.

4.3  The Salary and any other benefit granted under this Agreement shall be subject to deductions for all applicable taxes and withholdings, payable in conformance with the regular payroll dates and practices for executives of the Company during the term of the Agreement.

5.  BENEFITS. In addition to the compensation set forth in paragraph 4 above, the Executive shall receive the following benefits, and only such benefits, from the Company (less deductions for all applicable taxes and withholdings under any applicable law), it being understood that any wage-based benefits shall be calculated exclusively on the Salary (without consideration to any of the benefits granted herein or any other benefit):

(a)  VACATION. The Executive shall be entitled to twenty two (22) business days of vacation per year. The specific dates of such vacations shall be coordinated in advance with the Chief Executive of the Company. The Executive shall not be entitled to accumulate or to redeem any unused vacation days in excess of an aggregate of 22 days.

(b)  OPTIONS. The Executive shall be granted options to purchase up to 262,500 of the Company's parent company, Wintegra Inc., Common Shares, par value 0.1 Cent per share. The exercise price per share for the shares covered by the said options shall be US$____ reflecting the value of the Company's shares on the date of grant. (Options) Notwithstanding the provisions of such plan, the Options shall be subject to the following vesting periods and to the following terms:

(I)  Upon the completion of 12 months of employment with the Company on February 21, 2001, the Executive shall be entitled to exercise 65,625 of the Options granted to him in accordance with this section provided the Executive is still employed by the Company at the time of exercise and there is no other restrictions in the Stock Option Plan of Wintegra Inc.

(II)  During the period beginning on ____________ 2001 and for 36 months thereafter, the Executive shall be entitled to exercise each month ____________ of the Options granted to him in accordance with this section provided the Executive is still employed by the Company at the time of exercise and there is no other restrictions in the Stock Option Plan of Wintegra Inc.

(III)  Unless explicitly otherwise provided herein the Options granted under this Agreement shall be subject to the terms and conditions of the Stock Option Plan of Wintegra Inc. as will be determined by Wintegra Inc. Board of Directors.

(II)  All other terms and conditions of the Options shall be as set forth in the Stock Option Plan of Wintegra Inc. which shall contain provisions including, without limitation, those pertaining to certain adjustments, first refusal rights to the Company, restriction on the right to exercise Option, restrictions on transfer of shares before IPO or buy out, restrictions on transfer of Options, and provisions regarding termination of employment.

(c)  MANAGERS INSURANCE ETC. In accordance with the Company's general policy, the Company shall procure for the benefit of the Executive a "Managers' Insurance Policy" (, under customary terms, and contribute to such policy an amount equal 5% of the Executive's salary and 8.33% on account of the Company's severance payment obligations, and the Company shall withhold up to 5% from the Executive's salary and contribute such amount to the said policy as the Executive's participation. Upon any termination of the Executive employment with the Company (other than termination by the Company under circumstances in which severance payment is not payable) the rights in the Executive's "Managers' Insurance Policy" shall be assigned to the Executive. The Executive may designate for the above purpose a policy already existing in his favor in lieu of the new policy. In addition, the Company shall obtain Disability insurance ("Ovdan Kosher Avoda") for the exclusive benefit of the Executive and shall contribute up to 2.5% of the Executive's salary.

(d)  KEREN HISHTALMUT. The Company shall pay an amount of up to 7.5% of the salary to an "Advanced Study Fund" (in which the Executive shall participate in an amount of 2.5% of his salary by way of withholding from his pay).

(e)  COMPANY CAR. The company shall provide the Executive with a Company car of a make ____________ and size ____________. The company shall pay or reimburse the Executive for all expenses relating to the use and maintenance of the car.

(I)  Any tax liability resulting from the Executive use of the car shall be paid by the Executive.

(II)  The Executive shall take good care of such Company car and ensure that the provision of the insurance policy relating to it are fully observed and shall return the car and its keys to the Company within five days of termination of employment.

6.  CONFIDENTIAL INFORMATION. The Executive agrees not to divulge or use, except in furtherance of the Company's business at any time during his employment or after the termination of his employment with the Company, any confidential and other proprietary information ("Confidential Information") obtained at any time, disclosed to the Executive or developed by the Executive in the course of the Executive's employment with the Company or regarding the technology, know how, intellectual property and business of either the Company, its subsidiaries, affiliates, or any of its customers, except that the Executive may disclose certain necessary information to co-workers employed at the Company and to third parties when required to do so in connection with the performance of his duties hereunder. "Confidential Information" shall mean information which is not known to the public and shall include, but not be limited to, technology, intellectual property, trade secrets, know-how, data, technical or non-technical, whether written, graphic or oral, the names and addresses of prospective or existing investors, customers, supply sources, ideas, financial information, operations policies, marketing strategies, business development plans, corporate assets, financial forecasts, and historical financial results.

7.  COVENANT NOT TO SOLICIT BUSINESS. (a) Upon termination of this Agreement the Executive agrees that for a period of one (1) year he will not directly or indirectly solicit any business from individuals or entities that are customers or distributors of the Company, its subsidiaries, at the time of the termination of this Agreement, without the prior written consent of the Board of Directors.

(b)  For a period of one (1) year from the date of termination of this Agreement, without the prior written consent of the Board of Directors, the Executive shall not offer to employ, or in any way solicit or seek to obtain or achieve the employment of any person employed by either the Company, its subsidiaries, affiliates, or any successors or assigns thereof now or during one year period from the date of the Executive's termination of employment, except for those employees who have left the Company, its subsidiaries, affiliates, or any successors or assigns thereof more than one (1) year prior to the date of the Executive's termination of employment with the Company.

(c)  For a period of eight (8) months from the date of termination of this Agreement, without the prior written consent of the Chief Executive of the Company, the Executive shall not participate, directly or indirectly (whether as advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant of), in any business that competes directly or indirectly with the business of the Company as it may be at any time during the employment periods.

(d)  The parties hereto agree that the duration and area for which the covenant not to compete set forth in paragraph 7(c) above is to be effective and reasonable, in terms of their geographical and temporal scope. In the event that any court determines that the time period and/or area are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that such covenant shall remain in full force and effect for the greatest period of time and in the greatest geographical area that would not render it unenforceable. In addition, the Executive acknowledges and agrees that a breach of paragraph 6 or sections (a), (b) or (c) of this paragraph 7 shall cause irreparable harm to the Company, its subsidiaries, and/or its affiliates and that the Company shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with the costs and reasonable attorney's fees and disbursements incurred by the Company in enforcing their rights under paragraph 6 and this paragraph 7.

8.  INTELLECTUAL PROPERTY ASSIGNMENT. Any invention, development or know-how which shall be conceived, developed or reduced to practice by the Executive during the period of his employment relating to the business of the Company or the use of any of its technologies, facilities or Confidential information, notwithstanding that it is perfected or reduced to specific form at any time thereafter provided that its conception arose during such period, including all rights therein and in any patent or other form of intellectual property or legal protection with respect thereto, shall become the sole property of the Company, without need for any specific action or notice or any consideration to the Executive other than as provided for by this Agreement. The Executive shall cooperate with the Company and assist it in obtaining any patent or other form of legal protection for such inventions or know-how for no additional compensation (other than the coverage of the Executive's reasonable out of pocket expenses).

9.  WARRANT AND REPRESENTATIONS.

9.1  The Executive warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, that there is no contractual or other impediment to his entering into this Agreement and to his engagement by the Company and that in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or was a party.

9.2  The Executive represent and warrants that he will not disclose to the Company or use during the course of employment with the Company any confidential information or material belonging to a third party, including that belonging to any prior employer, contractor, unless the Executive has first received the written approval of that third party and present such approval to the Company.

10.  DEDUCTIONS AND WITHHOLDINGS. The Company shall be entitled to deduct and withhold from any amount payable to the Executive, whether pursuant to this Agreement or otherwise, any and all taxes, withholdings or other payments as required under any applicable law.

11.  NO ASSIGNMENT BY EXECUTIVE. The Executive shall have no right to assign any of the rights nor to delegate any of the duties created by this Agreement and any assignment or attempted assignment of the Executive's rights, and any delegation or attempted delegation of the Executive's duties, shall be null and void (except for such delegations of authority to other officers of the Company as necessary and customary for the fulfillment of the Executive's duties). The Company retains the right at any time to assign any of its rights or delegate any of its duties under this Agreement.

12.  BENEFIT. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

13.  SEVERABILITY OF PROVISIONS. If any of the provisions of this Agreement is held invalid, such provisions shall be severed and the remainder of the Agreement shall remain in force and shall not be affected thereby.

14.  NO ORAL CHANGES. This instrument constitutes and contains the entire Agreement between the parties except as otherwise expressly stated herein. This Agreement may be changed only in writing, and must be signed by the party against whom enforcement of any waiver, modification, discharge or other change is sought.

15.  WAIVER. Either party's failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

16.  ENTIRE AGREEMENT. The Agreement contained in this instrument supersedes and cancels any and all prior agreements between the parties hereto, express or implied, written or oral, relating to the subject matter hereof. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof.

17.  GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any litigation concerning any claims under or breach of this Agreement shall be brought exclusively in the competent courts of the Tel-Aviv District.

18.  DESCRIPTIVE HEADINGS. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.  COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

20.  SURVIVAL. The provisions of paragraphs 6, 7 and 8 shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement, as of the day and year first above written.

Wintegra Ltd.	The Executive
By: /s/ Jacob Ben-Zvi	/s/ Yoram Yeivin
Yoram Yeivin
10/3/2000